UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2012

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard
Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2012, Sealed Air Corporation (the “Company”) announced that its President and Chief Executive Officer, William V. Hickey, has advised the Board of his intention to retire in March, 2013. In connection with the transition, the Board of Directors has elected Mr. Hickey as Chair of the Board effective September 1, 2012. Mr. Hickey will continue as Chief Executive Officer of the Company but will no longer serve as President.

Additionally, on August 27, 2012, the Board of Directors of the Company elected Jerome A. Peribere as President and Chief Operating Officer of the Company and appointed him as a director, effective as of September 1, 2012.

Mr. Peribere, age 58, worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012. Mr. Peribere currently serves as a board member of BMO Financial Corporation. Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

As mentioned above, Mr. Peribere recently served as an executive officer of Dow.  Sealed Air Corporation purchased approximately $300 million of resins and chemicals from Dow in 2011 and approximately $100 million in 2012 to date.  Further, Dow purchased protective packaging and chemicals from the Company and its subsidiaries for approximately one million dollars in 2011 and $750,000 so far in 2012.  Mr. Peribere did not have a direct or indirect material interest in any of these transactions.

On August 28, 2012 the Company entered into an employment agreement, effective September 1, 2012, with Mr. Peribere (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Peribere will receive an annual base salary of $950,000, subject to annual review and increase, and a target bonus of 110% of his base salary (with a maximum bonus of 200%). Upon his commencement of employment, Mr. Peribere will also receive a restricted stock award in the amount of 50,000 shares and two special performance shares unit awards, each of which will be contingent upon the future performance of the Company and granted under the Company’s 2005 Contingent Stock Plan. Mr. Peribere will also receive a 2012 long term incentive award in accordance with the Company’s long-term incentive program for senior executives, with a target value of $2.0 million for 2012. The Employment Agreement has a four year term, which shall be automatically renewed for one year periods thereafter unless terminated by the Company or by Mr. Peribere. Under the Employment Agreement Mr. Peribere covenants not to compete with the Company for 18 months following his termination of employment.

The foregoing summary of the terms and conditions of Mr. Peribere’s employment agreement is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the employment agreement included as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

On August 28, 2012, the Company issued a press release announcing the matters above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit Number	Description
10.1	Employent Agreement, dated August 28, 2012 between Jerome A. Peribere and the Company.
99.1	Press Release of Sealed Air Corporation August 28, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel and Secretary

Dated: August 29, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1 99.1	Employent Agreement, dated August 28, 2012 between Jerome A. Peribere and the Company. Press Release of Sealed Air Corporation August 28, 2012.